Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Katapult Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	255,576	$18.50	$4,728,156.00	0.0001531	$723.88

Total Offering Amounts:							$4,728,156.00		723.88
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$723.88

__________________________________________
Offering Note(s)

(1)	(a) This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.0001 per share (“Common Stock”), of Katapult Holdings, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Katapult Holdings, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(b) Amount of Registration Fee is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for a share of Common Stock as quoted on the Nasdaq Stock Market on September 12, 2025.